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                                                                   EXHIBIT 99(a)

                           PARK-OHIO INDUSTRIES, INC.
                              AMENDED AND RESTATED
                             1992 STOCK OPTION PLAN

     1. PURPOSE OF PLAN. The purpose of this Plan is to advance the interests of Park-Ohio Industries, Inc. (the "Company") and its shareholders by providing means whereby officers (including officers who are directors) and key employees of the Company and its subsidiaries may be furnished with additional incentive by being given an opportunity to purchase shares of Common Stock of the Company ("Shares") pursuant to the exercise of options granted under this Plan. The options granted under this Plan shall either be options which are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision ("Incentive Stock Options") or options which do not qualify as Incentive Stock Options ("Non-Statutory Options").

     2. SHARES SUBJECT TO PLAN. The aggregate number of Shares for which options may be granted under this Plan shall not exceed 850,000, and the maximum aggregate number of shares for which options may be granted to any officer or key employee in any calendar year shall be 200,000, except to the extent of adjustment authorized by Section 7. The Shares to be issued upon exercise of options granted under the Plan shall be made available, at the discretion of the Board of Directors, from the authorized but unissued Shares or from Shares reacquired by the Company, including Shares purchased in the open market. Any Shares for which an option is granted hereunder which are released from such option for any reason shall be available for other options under this Plan.

     3. PLAN ADMINISTRATION. This Plan shall be administered by the Compensation and Stock Option Committee (the "Committee") composed of not less than two directors appointed by the Board of Directors. The Board of Directors may also appoint one or more directors as alternate members of the Committee, who may take the place of any absent member or members at any meeting of the Committee. The members and alternate members of the Committee shall at all times be "disinterested persons" within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Securities Exchange Act of 1934. The Committee shall have full power to construe and interpret the Plan, to establish rules for its administration and to grant options under the Plan. A majority of the Committee shall constitute a quorum, and the action of a majority of the members (including alternate members) of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing by all members shall be acts of the Committee.

     4. OPTION GRANTS. The Committee may from time to time and upon such terms and conditions as it may determine, authorize the granting of Incentive Stock Options and Non-Statutory Options to purchase Shares from the Company to officers and key employees (as determined by the Committee) of the Company or any subsidiary of the Company (as defined in Section 424 of the Code) and may determine the number of Shares to be covered by each such option. The term "employees" includes officers and directors who are full-time employees of the Company or any subsidiary of the Company. The aggregate fair market value (determined as of the date the option is granted) of Shares for which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of the company or of a parent or subsidiary of the Company which provides for the granting of Incentive Stock Options) shall not exceed $100,000. Any Incentive Stock Option granted to any employee who is, at the time the option is granted, deemed for purposes of
Section 422 of the Code, or any successor provision, to own shares of the Company possessing more than 10% of the total combined voting power of all classes of shares of the Company or of a parent or subsidiary of the Company shall have an option exercise price that is at least 110% of the fair market value of the Shares at the Date of grant and shall not be exercisable after the expiration of five years from the date it is granted. All actions of the Committee under this Section shall be conclusive, provided such actions are not inconsistent with the provisions of the Plan. Nothing in the Plan or in any option

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granted thereunder shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company or any subsidiary of the Company, at any time to terminate his or her employment with or without cause or to adjust his or her compensation.

     5. OPTION PRICE. The option price shall be determined by the Committee and set forth in the option agreement, but in no event shall the option price be less than 100 percent of the fair market value of the Shares covered by the option at the time the option is granted. The date on which the Committee approves the granting of an option shall be deemed the date on which the option is granted. The fair market value shall be the closing price of the Shares on the NASDAQ National Market on the trading day immediately preceding the date on which the option is granted.

     6. PAYMENT. Upon the exercise of an option, payment of the option exercise price may be made in cash or Shares or a combination of cash and Shares. The Committee shall establish appropriate procedures for the acceptance of Shares in payment or partial payment of an option exercise price.

     7. ADJUSTMENTS. The Committee may make or provide for such adjustments in the option price and in the number or kind of Shares or other securities available for or covered by options as the Committee, in its sole discretion, may determine are equitably required as the result of any change in the number or kind of Shares or of other securities into which Shares shall have been changed or for which they shall have been exchanged.

     8. OPTION PERIOD. No option granted under this Plan may be exercised later than 10 years after the date on which the option is granted.

     9. OPTION AGREEMENT. The option agreement in which option rights are granted to an employee shall be in the applicable form (consistent with this Plan) from time to time approved by the Committee and shall be signed on behalf of the Company by the Chairman of the Board, the President, the Secretary or any Vice President of the Company, other than the employee who is a party thereto, and shall be dated as of the date of the granting of the option, as determined in Section 5. Except as permitted by applicable law, no option shall be transferable by the optionee except by will or the laws of descent and distribution, and options may be exercised during the employee's lifetime only by him or her or his or her guardian or legal representative.

     10. AMENDMENT OF PLAN. The Board of Directors shall have the right to amend, modify, suspend or terminate this Plan at any time; provided, however, that no such action shall, without the consent of any optionee, affect or in any way impair the rights of such optionee under any option theretofore granted under the Plan. In addition, no amendment or change shall be made in the Plan, without further stockholder approval, (a) increasing the total number of Shares as to which options may be granted under the Plan; (b) changing the minimum option price hereinbefore specified for the optioned Shares or otherwise materially increasing the benefits accruing to participants under the Plan; or
(c) changing the class of employees to whom options may be granted under the Plan. Notwithstanding any other provision hereof, no action may be taken by the Company which will impair the validity of any option then outstanding or which will prevent the options issued or to be issued under this Plan intended as Incentive Stock Options from being Incentive Stock Options under Section 422 of the Code, or any successor provision, or prevent options issued pursuant to this Plan from meeting the requirements for exemption from Section 16(b) of the Securities Exchange Act of 1934, or subsequent comparable statute, as set forth in Rule 16b-3 under said Act or subsequent comparable Rule.

     11. EXPIRATION OF PLAN. Options may be granted under this Plan at any time on or prior to February 18, 2002, on which date the Plan shall expire but without affecting any options then outstanding.

     12. APPROVAL OF PLAN BY SHAREHOLDERS. The Amended and Restated Plan was adopted by resolution of the Board of Directors on March 16, 1995 and submitted for approval by the shareholders of the Company at the 1995 Annual Meeting.